Exhibit 10.15

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2005

The table below presents 2005 summary information for named executive officers of Sunoco Partners LLC, with regard to: base salary, annual guideline incentive bonus opportunity under the Sunoco Partners LLC Annual Incentive Plan, and long-term incentive awards (restricted units) under the Sunoco Partners LLC Long-Term Incentive Plan.

2005 EXECUTIVE COMPENSATION1

Name and Title	2005 Base Salary ($)	Annual Guideline Incentive Bonus Opportunity (%)	Restricted Units (#)
Deborah M. Fretz President and Chief Executive Officer	440,000	65%	19,708[2]
Colin A. Oerton Vice President and Chief Financial Officer	248,770	40%	5,335[2]
Christopher W. Keene Vice President, Business Development	235,000	40%	4,872[2] 2,436[3]
Bruce D. Davis, Jr. Vice President, General Counsel & Secretary	219,450	30%	3,898[2]
David A. Justin Vice President, Eastern Operations	208,500	30%	3,628[2]
Paul S. Broker Vice President, Western Operations	180,200	30%	3,106[2]

NOTE TO TABLE:

1.	The base salaries, incentive bonus opportunities and restricted unit grants shown in the table were approved at the January 18, 2005 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC.

2.	Awards of Restricted Units under the Sunoco Partners LLC Long-Term Incentive Plan. Vesting and payout of these awards will depend upon the Partnership achieving certain specified performance levels based upon objectives for growth in distributable cash and total unitholder return over a restriction period that runs from January 18, 2005 through December 31, 2007.

3.	In connection with his hiring, Mr. Keene was granted a special award of 2,436 Restricted Units (with an aggregate value of $102,629 on the date of grant) under the Sunoco Partners LLC Long-Term Incentive Plan. The vesting and payout of these Restricted Units is subject only to Mr. Keene’s continued employment with Sunoco Partners LLC during the period from January 18, 2005 through December 31, 2007.